Filed by Charles River Laboratories International, Inc.
pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Subject Company: Charles River Laboratories International, Inc.
(Commission File No.: 001-15943)

FINAL TRANSCRIPT
Conference Call Transcript CRL - Charles River Laboratories International, Inc. at Bank of America Merrill Lynch Healthcare Conference Event Date/Time: May 12, 2010 / 01:20PM GMT

C O R P O R A T E  P A R T I C I P A N T S

Tom Ackerman
Charles River Laboratories - CFO

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Eric Lo
Bank of America Merrill Lynch - Analyst

P R E S E N T A T I O N

Eric Lo - Bank of America Merrill Lynch - Analyst

Thanks for joining us today. My name is Eric Lo. I cover the pharmaceutical companies and also the CRO space. With us today we have Charles River, who is a provider of animal research models and also services and preclinical drug development services to biopharma and device companies -- also involved with government agencies, hospitals, and academia as well.

With us today from the Company is Tom Ackerman, who is the CFO at Charles River. We will start off with a brief presentation and then I'll take it over to Q&A. Tom.

Tom Ackerman - Charles River Laboratories - CFO

Thanks, Eric. Good morning, everyone. Our Safe Harbor statement and Reg G, which are available, and I suggest you read them on our website.

The new Charles River -- so as everyone knows, we have signed a definitive agreement to acquire WuXi PharmaTech for $1.6 billion in cash and stock. We did that on April 26. It creates the first early-stage contract research organization offering a full range of products from molecule creation to first in human testing. Our expertise in in vivo biology coupled with WuXi's expertise in chemistry creates a CRO capable of supporting clients' early-stage development and discovery work and drives CRO shareholder value through profitable growth.

Charles River today -- a leading in vivo biology company, we reported $1.2 billion in sales in 2009. Our unique portfolio of products and services supporting our customers in discovery and development. We have approximately 8,000 employees in 16 countries with about 70 facilities. As you can see from the pie chart, our customer base is 84% commercial and 16% non-commercial, which is primarily academic and governmental and non-commercial.

And our geographic sales by facility location is two-thirds North America, one-third the rest of the world, which is predominantly Europe at this point in time.

WuXi today is a leading chemistry company. They reported sales in 2009 of $270 million. They support clients early with molecule creation extending downstream through laboratory manufacturing and testing services. They are the largest China-based CRO with approximately 4,200 employees worldwide, and one of the largest employers of chemists in the world. They have seven facilities in China and the US to support their clients.

You can see their client base is almost 80% in the US, a little over 10% in Europe, and 10% in the rest of the world. And their sales, by origin, is 76% in China and 24% in the US.

What do we look like on a new combined entity basis? From integrated services, as you can see, moving from discovery through preclinical and clinical, we'll be adding additional services in the discovery area of compound synthesis, assay development and screening and hit/lead identification and optimization. And, of course, we have the primary activities in preclinical discovery and imaging services, pharmacology, safety assessments/toxicology. And they'll be adding to our portfolio of process scale-up for clinical trials as well as research manufacturer. And we have Phase 1 clinical trials in the clinical area, and they, ultimately, are moving into commercial manufacturer active pharmaceutical ingredients, or APIs.

We believe the combination drives profitable revenue growth. WuXi provides opportunities to enhance our revenue growth while expanding our margins. Discovery and chemistry services are the fastest-growing segment as pharmas increasingly outsource their materials. This particular service area is also very undeveloped in terms of outsourcing and, of course, a lot of their growth has come from increasing outsourcing, and we do expect that to continue. They do have additional downstream services, which they are growing very rapidly. They are small today but are increasing rapidly -- DMPK/ADME, formulation process research, bioanalytical chemistry, et cetera.

They do have a new facility for GLP safety assessment in China. It's a large tox facility located outside of Shanghai and Shouzou, and we anticipate being able to work closely with them on that and develop the marketplace further in China. They provide manufacturing services as well. Most of that is for clinical trial work. They have a couple of large contracts with pharma/biotech that could, we hope, move down the manufacturing chain into approved products.

And we think there is a wealth of opportunities for new business with clients, both upstream and downstream with existing as well as new customers.

And with that combined portfolio, we continue to believe more strongly that we'll be able to enhance our market share position in both existing and new areas of service.

The new CRO revenue base, as you can see, 58% North America, 22% Europe, and 15% China -- this is in conjunction with the origin of our sales -- or defined that way, I should say. And our new business segments -- we'll be adding discovery services to what currently we have as RMS and preclinical. You can see the percentages breakouts. We'll do a little bit of a classification in that their US lab services will be reported as our preclinical business, and our discovery services, which is located in RMS will be reported in discovery services and managed through their management.

Other than that, the segments will be pretty much intact and, as you can see, we'll be adding one segment, which is principally WuXi.

We think it's a compelling value proposition for our clients. It gives us a larger footprint with more capabilities to partner with one company from chemistry to man, a more attractive partner for biopharmaceutical companies looking to gain more value from fewer service providers. The biopharmaceutical companies have historically outsourced more than large pharma, and we think this gives us an additional opportunity to extend our partnerships with those clients.

Our clients will have more flexibility in terms of where to choose to do their work. Obviously, adding North America or adding China to North America and Europe, and allows for a seamless transfer of therapeutics across the early stage spectrum in continuing to help drive down costs and increase efficiency while our clients look to bring drugs to market.

We think it enhances our client relationships. It adds value to high-level solid relationships with clients that we both have today. It furthers relationships or allows us the ability to improve our relationships where one of us has a more significant relationship than the other in a certain partner. And from our perspective, of course, we have a much larger, more diverse client base. We see a huge opportunity with being able to pull over our clients and add their services and extend the relationships.

When I last met with Dr. Li, he was giving me an example where they had developed a client in the US, a mid-tier client, and done a substantial amount of business but not material in relation to the company. And he was telling me that he was just amazed in his discussion with us that if they could extend that type of relationship to even 100 or a small fraction of our clients, what it could do to, actually, their business, thinking about the opportunities that the relationship would open up to them with our salesforce to drive that business and growth.

Client retention, I think will be aided, as well, by the breadth of the portfolio and the high-quality nature of our services.

Client response has been great, I would say at this point in time. In fact, Jim is actually with a large pharma client today, which is why he couldn't be here. We did contact our top 20 clients. They did the same thing. The feedback was very positive. They viewed it as a great strategic fit --"When can we meet with you?" -- all the right comments, and we're very excited about that. So we see, right off the bat, and we did expect that from the get-go that our clients would be very excited about this and would be looking to work more closely with us as we develop this relationship.

China offers a huge advantage to us. Our clients are increasingly looking at that opportunity greater. Lots of them have made more investment, as you know. I think the economic calamity at the end of '08 kind of slowed things down a little bit. I mean, it slowed lots of things down globally, but, definitely, we saw a slowdown in alleged movement and activity increasing in China. So that definitely slowed down for us, and things seem to be picking up again. But our clients are very excited about that area. It's probably an area of the acquisition that concerned some people as we've gotten questions. China has not been viewed favorably in the press more recently, but a lot of our investors and clients are very excited about that opportunity and think it's the right move in that regard. The economy and the country will continue to develop in that area. So we think that fits well with all of our platforms.

The new client base -- it really doesn't change that much in the pie chart, as you can see, but a couple of specific data points that I will mention, that's the top clients represent approximately 35% of sales, and no single client represents more than 6% of sales. So we actually have about three clients, I think, that are over 5% in sales and less than 6%. So we continue to have a good diversity of clients and a good dispersion of clients and that we don't have a lot of our business tied up in one or two clients.

And, as you can see from the first bullet, which I won't repeat, we pretty much cover all the clients that you would think we cover in terms of pharma, academic, et cetera.

Some general assumptions for 2011 as it pertains to the deal. We expect to recognize $20 million of cost synergies. We expect to fully recognize those in 2011. It's principally driven by public company costs, SG&A, and a refinement of operating structure. We do have two area of overlap, of preclinical work in China and safety -- biosafety, biopharmaceutical safety, in the US. So we'll obviously look to improve and streamline those operations in addition with the public company and SG&A.

We have a 4.5% assumption for interest rate in 2011. That's all in. As I think I've said earlier, we're looking at, predominantly, a bank credit facility, which is in process as we speak. New debt would be about $940 million. We are obviously retiring our current term loan. And I would actually expect that when we do the transaction, although we're using $950 million that we're probably going to be a little bit less than that.

The debt amortization does being, obviously, immediately upon payment, and our plan is to use free cash flow to actually accelerate the payments of the facility as well. So we'll see -- you know, our average debt coming down in 2011 from where we start, and, as I said, the interest rate we expect to be 4.5%, which would be an all-in interest rate.

[Intentionally Omitted]

You know, we have had a number of questions on that tax rate and whether they can sustain it. We did spend a lot of time on that. There are two incentives to keep the Chinese tax rates at 15%. We actually qualify for both of them, so we feel pretty good that we can sustain those and that the government will keep those in place.

We would see some creep from the US operations and, of course, we've calculated that in the rate that I've presented to you there.

Shares outstanding -- 85 million to 86 million post-closing. And as we said before, we expect it to be neutral and essentially that means at the bottom end of the collar, so the collar is 37 to 43, based on a 7.5% collar. So our stock price is actually below that. So when we did our initial analysis, we expect to -- at the stock price quoted on April 26th, which was about 40 for us, we expected to issue about 19 million shares with the collar in place, plus or minus 7.5%. We would actually issue about an additional million shares, so that would be about 20 million issued shares.

As the price pushed below 37, the collar, we don't issue any more additional shares. So at 36 or 35 or where we are today, it's still the same amount of shares that we would be issuing. Obviously, what that does mean on the other side is for the same number of shares that they would be getting a little bit less value from the shares that we provided from Charles River.

They did release their first quarter results last night. We were extremely pleased with them and we have extracted just a couple of slides of data from that just to go over with you in case you didn't see it there. Q1 revenues increased 36% from the first quarter of '09 to $80.6 million. In their reported non-GAAP numbers, they actually exclude 123R, which we include. So on their reported basis for non-GAAP, they reported 20.5 million of non-GAAP OI, which was up 57% from last year.

If we add back the share-based compensation to report them consistently as we do, they would have reported $18.2 million of non-GAAP OI, which would have been up 65%, which is also about 22.3% of revenue. So on our methodology for reporting the non-GAAP numbers, they would have been at 22% to 23% OI.

Non-GAAP diluted earnings per share, as they reported it, was $0.25. That also doesn't include the impact of the 123R, as I mentioned, but we wanted to break that out. And they both, from a revenue standpoint, and an EPS standpoint, were ahead of the consensus numbers for Q1.

They did make some comments on the rest of the year. Skipping to the second bullet, they did reaffirm guidance for 2010 and indicate that they would be at the upper end of their range as previously provided, which I've noted, basically, below that in both of the bullets. And for Q2 they did give a range of where they expect the revenues to be, which is ahead of consensus, and they did indicate that they expect non-GAAP gross margins to be better than Q1. Those are the only data points relevant to lift from the release as it pertains to guidance for the rest of the year.

And they noted in quotations that they continue to "expect strong financial performance throughout 2010 and beyond."

Transaction summary -- I won't run through all of this, because I think it's been out there quite a bit. Based on where the share price is trading, a couple of the metrics change on here if it continues to stay there. For instance, ownership could change by plus or minus 1 percentage point based on the stock price being below the collar. I don't know that there is anything else worth pointing out here. The collar, I actually talked about, it's a plus or minus 7.5% collar. So once the stock gets to the 37.15, we've issued some additional shares, but below that price we don't issue any more additional shares.

And, as I said, in the last bullet, it is -- we expect to be a taxable exchange under US tax law, which does allow us to avoid some taxes as we collapse legal entities and, additionally, it will allow an easier facilitation of foreign earnings to pay down debt. I should also mention in our debt structure that we're actually looking to place some of our debt offshore, which will provide some benefits to us as well because we can pay that off more quickly with offshore debt -- offshore cash, excuse me.

Our integration planning, we do have -- we have nominated or designated joint team leaders -- Dave Johst, who is with Charles River, EVP Human Resources, General Counsel, and Ed Hu, who is the COO of WuXi will be heading up our integration effort. We have formed a number of integration teams already and populated that with people. And, unfortunately -- or fortunately, I am missing that today because I am here with you.

So things are moving forward pretty quickly on that front, and, obviously, as the goal is to basically hit the ground running after we close the transaction.

I won't run through everybody's name and title here, but these are the four most senior people at WuXi that will be joining the Company, and their new titles and positions within the combined entity, and we do have employment agreements with all of those employees, as noted on the bottom.

Lastly, last page -- we think it's a unique opportunity in terms of the combination of the companies. As I said, it combines the leaders in in vivo, biology, and chemistry. It gives us a larger footprint globally with broader services to meet our customers' needs, and it gives us a great opportunity, I think, to drive profitable revenue growth, going forward, of the two combined companies.

And, with that, Eric, I'll take your questions.

Q U E S T I O N  A N D  A N S W E R

Eric Lo - Bank of America Merrill Lynch - Analyst

Thanks a lot, Tom. With the acquisition here, it appears the deal was consummated relatively quickly. How long have you been interested in getting a more significant presence in the Asian market?

Tom Ackerman - Charles River Laboratories - CFO

Well, of course, as you know, we opened up a small facility at the end of 2008. So we've obviously been looking at the Chinese marketplace for quite a while. We obviously spent some time working and looking at it before that, but we actually opened up a preclinical and safety assessment facility at the end of '08. So we've been looking at that for a quite a while.

In terms of our discussions with WuXi, we have actually -- and it will be laid out in the proxy -- but we've been talking to them for a little while now. Jim first met with them, and they had some discussions in the latter part of '09, I would say.

Eric Lo - Bank of America Merrill Lynch - Analyst

Okay. As the Chinese drug development market is sort of in the early stages of evolution here, some of your competitors have sort of entered the market either with building their own capacity or through small acquisitions and planning to grow it over time.

Why does Charles River believe that its strategy with a large acquisition here would be the more successful one?

Tom Ackerman - Charles River Laboratories - CFO

Sure. We see the pharmaceutical marketplace, drug discovery development has changed pretty dramatically over the last couple of years. In some cases, probably not necessarily for the best in terms of people that rely on R&D spending and whatnot, so it might change their footprints quite a bit. They have gotten much more cost conscious. A couple of large acquisitions, a couple of other pretty good-sized acquisitions, and we expect probably over the next couple of years that we'll continue to see that.

So I think in terms of the sizing of the acquisition and potential candidates, we felt that larger was bigger, more immediate, and would have a greater impact. Some folks have asked, I think, which is part of Eric's question, "Ah, there's a couple of smaller players out there, why not try to either build it on your own or do maybe a small acquisition and try to build it from there."

And I think the simple answer is that I think we thought that would just take too long to do. And with the changes in the marketplace happening, and the speed at which they are changing, the discussion evolved eventually to doing something more dramatic, more impactful, and more near-term.

Eric Lo - Bank of America Merrill Lynch - Analyst

With large acquisitions, the integration can certainly be a risk, particularly with the geographic distance here and also the potential cultural differences. How well did you know the company beforehand and what experiences from the Inveresk deal can you gain in terms of learning how to integrate this one?

Tom Ackerman - Charles River Laboratories - CFO

Sure, sure. Other than our first meetings with them, most of our knowledge and experience was just about them as a competitor -- a potential competitor in the marketplace because prior their entry into preclinical, we didn't really compete with them at all. And then we were sort of a --before the deal -- an emerging potential competitor in preclinical. So we knew them kind of like some of you folks knew them, I guess. As I said, Jim started having some discussions in the fall. I've spent a fair amount of time with them in terms of due diligence both here and over there, and we think the cultures are very aligned. We think they are very good people. They are certainly hardworking, dedicated people. We think they are committed to the two companies post transaction.

And we think it's a little bit of a different integration from last time. There's less overlap. I mean, I did mention a couple of areas where there are some synergies, but there's definitely a lot less overlap. Their world-class, you know, I'll question the best company. We didn't put up -- if you look at their investor presentation, they have a whole bunch of tombstones up there, awards from pharmaceuticals and things like that, and it's actually quite impressive, especially when you see the plaques and tombstones that they have in their front lobby of awards from Pfizer and Merck and things like that -- Vendor of the Year, CRO of the Year, et cetera. So they are definitely world-class in all those areas.

The culture, we think, is aligned. I think what we've learned from the last integration is we need to plan, be on top of that more. Set good objectives, good mission statements within different integration groups and move forward down those areas, make the good decisions, and watch the timeline and put things in place to be ready when we close the deal.

Eric Lo - Bank of America Merrill Lynch - Analyst

Revenue synergies is certainly a primary reason for doing the deal here. It sounds like you guys have pretty positive customer reaction from the announcement. How could we think about revenue synergies will actually flow through?

Tom Ackerman - Charles River Laboratories - CFO

I would say not until, obviously, '11, and I do think we would be disappointed internally if we didn't see some gains at some of our clients matriculating through the P&L in '11. Obviously, we said that we expect to close by the fourth quarter, and ideally we'll close in the third quarter. I think if we hit the latter end of the schedule, it will be the beginning of the fourth quarter. There would have to be a hiccup for us to close any later than that. So that will give us a chance to sort of really get teams put in place and start contacting customers in a more direct manner as opposed to -- as I mentioned, Jim's at a client today. I know they'll have conversations about it, but it will be a little bit -- there's not really anything that we can actually do today other than have good conversations with clients and plan things. So I'd be disappointed if we didn't start to see revenue in 2011.

Eric Lo - Bank of America Merrill Lynch - Analyst

Is there a big overlap in terms of your customer base? And if there is, are your customers saying that they were going to increase the business that they're going to give you? And, for new customers, how long will the vetting process actually take before they would actually consider using WuXi?

Tom Ackerman - Charles River Laboratories - CFO

Sure, sure. As you probably know, they do have a good client list. It's been in their public statement -- Merck and Pfizer are there two largest clients. They do very good work for them, they've had them for a long time. And if you look at their top clients, which we have -- they do have some omissions in the large pharma as well. And where we have good client relationships. So as an example, and as I pointed out in the earlier slide, those would obviously be clients that we would focus on from that perspective that they have not yet penetrated and look to penetrate. So I think, like anything else in that area -- of course, they have a great reputation -- but I think, as we know in preclinical ourselves, as you develop a new client, they give you some level of work to see how you do and basically grow the business from there.

So I think clients that would be new to them would start off probably more slowly and then increase that work. But, as I said, they do have a very good reputation, there's no question about that. And I know some of you have done your own channel checking with clients, and things like that, and the feedback that I've gotten from some sources, investor sources, is that channel checking has gone well so far.

Eric Lo - Bank of America Merrill Lynch - Analyst

Great. Any questions from the audience?

Unidentified Audience Member

Could you just tell us what the risks to this transaction are in terms of some of your currency assumptions? What happens if there is a long-term revaluation of the Chinese currency and both the euro and the dollar stay depressed as far as some of the outsourcing trends?

Tom Ackerman - Charles River Laboratories - CFO

Sure, sure, good question. First of all, external competitors are predominantly Chinese-based. So they are growing their Chinese base so, to the extent that there is some currency pressure, the outsources, at least today, feel that pressure somewhat across the board.

We would obviously look to push pricing more. As I said, earlier, pharma has become much more disciplined in buying and even critical services, things like that, they definitely push back. So I think that we would definitely look to push pricing more. Yes, they would look to push back on that level as well.

As we continue to grow the business, and I had another discussion about Dr. Li while I was there, more anecdotal as opposed to necessarily due-diligence related. They continue to look, for instance, outside Shanghai as they expand. So as they continue to grow in chemistry, I don't necessarily think that they will continue to grow in Shanghai, but they'll probably look to grow in one of the outer lying provinces where they have lots of universities. He was telling me one province where they were where they have -- I forget the number of students and chemists, but it's just staggering. I mean, it's bigger than Boston and New York, as an example. With a good population, a good infrastructure, where the wages are 50% less, and they were offering him incentives, such as constructing a building and no lease for five years, things like that.

So I think in combination of all those things, and I do think that the Renminbi exchange rate is out there, you know, we'll look at a combination of those factors to continue to try to mitigate any upward trend of the Renminbi. But it's certainly something that we've talked about.

Unidentified Audience Member

Tom, two questions -- what's a realistic timeframe to fill up their new tox facility, in your mind? And the second question is, assuming that Vertex does not get their drug approved, what are the contingency plans to use the new API plan?

Tom Ackerman - Charles River Laboratories - CFO

Not for a few years. Based on their projections, I would say it would take them a few years or more in terms of filling out their preclinical tox facility. Most of you know they do have an agreement with a large pharmaceutical company. I think that's very helpful, but they/we need more clients like that to start filling up the capacity. That site, or facility, which you probably know, is 325,000 square feet, so it's a pretty good-size facility. Having said that, in the global footprint of preclinical space, it's certainly not earth-shattering. So filling up that facility or not is not necessarily integral to the rest of the capacity, which it's a small piece of.

Unidentified Audience Member

(inaudible question-microphone inaccessible)

Tom Ackerman - Charles River Laboratories - CFO

Well, yes, it would be accelerated probably a little bit, yes. But they have a pretty good footprint over there. As I said earlier, development in China has probably slowed down a little bit. It's starting to come back. And while they have a very good facility, it's going to take a little bit of time to grow that business up. So I do think it accelerates it a little bit, but not beyond the timeframe that I said to you just a moment ago.

They have brought on recently, or are just bringing on, I should say, a manufacturing facility for API. They do have manufacturing capabilities, obviously, in smaller fermenters for compounds, which is mostly in smaller lots of clinical. So this allows them, obviously, to manufacture larger batches.

They are in discussion with several clients beyond Vertex, and they have another large client as well. And they'll just have to continue developing their client base. So I do think it's a risk if that product does not get approved, and I think from a business model standpoint, that facility wasn't predicated on them but, obviously, they need to develop -- they/we need to develop other clients, there's no question about that.

Unidentified Audience Member

On a similar line but maybe just a little bit more general, I'll ask about WuXi's capacity to grow -- how much room there is before you need incremental investments maybe. Could you just walk through those opportunities that you just mentioned in terms of maybe size and from a revenue standpoint as you fill up the 325,000 square feet in the API facility and whether or not those other layers on top of that -- interested in incremental margins as the business grows?

Tom Ackerman - Charles River Laboratories - CFO

Right, right. Well, one of the questions I had walking here, which is sort of related to your question, was about pressure on margins, going forward. Part of it was in the currency context, part of it was in labor, things like that.

This year, end of last year, they brought on their manufacturing facility as well as their preclinical facilities, both which are under-utilized this year. So those are driving margin pressure in 2010, which, of course, in their original guidance they referred to that.

Clearly, as they utilize that space more effectively, which is going to take a little bit of time, that will relieve pressure on margins in the near and the longer term as they build that space out. In terms of preclinical, that's going to be a drain on them -- a decreasing drain, but that will be a drain on them for a couple or three years in terms of the preclinical facility itself. I do think that will take a little bit of time to fill up.

Unidentified Audience Member

Can you fill that in or are you hiring scientists to work there or just -- ?

Tom Ackerman - Charles River Laboratories - CFO

At the preclinical? Well, it would be -- we would hire a layer of scientists, but it would be very leveraged from a day-to-day standpoint from technicians, principally. So study directors, things like that, we would obviously hire at the higher level in managers, but it would be heavily dependent on technicians as well. So a trained, more direct labor workforce than necessarily higher-ups.

Okay, thank you.

Eric Lo - Bank of America Merrill Lynch - Analyst

Thank you.

ADDITIONAL INFORMATION AND WHERE TO FIND IT:

This document may be deemed to be solicitation material in respect of the proposed combination of Charles River and WuXi. In connection with the proposed transaction, Charles River will file a preliminary proxy statement and a definitive proxy statement with the SEC.  The information contained in the preliminary filing will not be complete and may be changed.  Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information.  The definitive proxy statement will be mailed to the shareholders of Charles River seeking their approval of the proposed transaction.  Charles River’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Charles River Laboratories, 251 Ballardvale Street, Wilmington, MA 01887, Attention: General Counsel.  In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov or shareholders may access copies of the documentation filed with the SEC by Charles River on Charles River’s website at www.criver.com.

Charles River and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Charles River’s directors and executive officers is available in Charles River’s proxy statement for its 2010 annual meeting of shareholders, which was filed with the SEC on March 30, 2010. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Charles River shareholders in connection with the proposed transaction will be set forth in the preliminary proxy statement when it is filed with the SEC.

This document does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. The Charles River shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Charles River intends to issue such Charles River shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.

FORWARD LOOKING STATEMENTS:

This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and beliefs of Charles River Laboratories (“Charles River”) and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the combination; 2) problems may arise in successfully integrating the businesses of the two companies; 3) the acquisition may involve unexpected costs; 4) the combined company may be unable to achieve cost synergies; 5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and 6) the industry may be subject to future regulatory or legislative actions and other risks that are described in Securities and Exchange Commission (“SEC”) reports filed or furnished by Charles River and WuXi.

In addition any statements regarding Charles River’s projected 2010 sales and earnings; the future demand for drug discovery and development products and services (particularly in light of the challenging economic environment), including the outsourcing of these services and present spending trends by our customers; and Charles River’s future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to sales and foreign exchange impact constitute forward-looking statements. Such forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully integrate businesses we acquire; negative trends in research and development spending, negative trends in the level of outsourced services, or other cost reduction actions by our customers; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 19, 2010, as well as other filings we make with the Securities and Exchange Commission.

Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River and WuXi. Charles River and WuXi assume no obligation and expressly disclaim any duty to update information contained in this filing except as required by law.